Exhibit 99.1

Cray Media:	Investors:
Nick Davis	Paul Hiemstra
206/701-2123	206/701-2044
pr@cray.com	ir@cray.com

CRAY ANNOUNCES SELECTED PRELIMINARY 2017 FINANCIAL RESULTS
Company updates 2018 revenue outlook

Seattle, WA - January 16, 2018 - Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced selected preliminary 2017 financial results. The 2017 anticipated results presented in this release are based on preliminary financial data and are subject to change until the year-end financial reporting process is complete.

Based on preliminary results, total revenue for 2017 is expected to be about $390 million.

While a wide range of results remains possible for 2018 and based on the Company’s preliminary 2017 results, Cray expects revenue to grow by 10-15% for 2018. Revenue is expected to be about $50 million for the first quarter of 2018.

“With a strong effort across the company and in partnership with our customers, we completed all our large acceptances during the fourth quarter,” said Peter Ungaro, president and CEO of Cray. “A couple of smaller acceptances that we did not finish are now expected to be completed early in 2018.  While 2017 was challenging, we’re beginning to see early signs of a rebound in our core market and I’m proud of the progress we made during the year to position the company for long-term growth.”

Based on currently available information, Cray estimates that the impact of the Tax Cuts and Jobs Act (Tax Legislation) passed in December 2017 will result in a reduction to the Company’s GAAP earnings for the fourth quarter and year ended December 31, 2017 in the range of $30-35 million. The large majority of this charge is due to the remeasurement of the Company’s U.S. deferred tax assets at lower enacted corporate tax rates. The charge may differ from this estimate, possibly materially, due to, among other things, changes in interpretations and assumptions the Company has made, and guidance that may be issued. This charge has no impact on the Company’s previously provided non-GAAP guidance. Going forward, the Company does not expect an increase in its non-GAAP tax rates as a result of the Tax Legislation.

About Cray Inc.
Global supercomputing leader Cray Inc. (Nasdaq: CRAY) provides innovative systems and solutions enabling scientists and engineers in industry, academia and government to meet existing and future simulation and analytics challenges. Leveraging more than 40 years of experience in developing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of supercomputers and big data storage and analytics solutions delivering unrivaled performance, efficiency and scalability. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to meet the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to Cray’s financial guidance and expected operating results and Cray’s ability to grow in the future. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions as well as known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that Cray does not achieve the operational or financial results that it expects, the risk that changes to these preliminary results will be required as a result of completing the financial reporting closing process and financial audit, the risk that Cray will not be able to secure orders for Cray systems to be accepted in the future when or at the levels expected, the risk that the segments of the high-end of the supercomputing market that Cray targets do not recover from the current downturn as early or as completely as expected or at all, the risk that the systems ordered by customers are not delivered when expected, do not perform as expected once delivered or have technical issues that must be corrected before acceptance, the risk that the acceptance process for delivered systems is not completed, or customer acceptances are not received, when expected or at all, the risk that Cray is not able to successfully sell products and services in the big data, artificial intelligence and commercial markets as expected or at all, the risk that Cray is not able to expand and penetrate its addressable market as expected or at all, the risk that the expense and/or effort to address Cray systems at customer sites that have issues with third party components or with Cray components, including issues related to the “Spectre” and “Meltdown” processor security vulnerabilities, is material, the risk that Cray is not able to successfully complete its planned product development efforts in a timely fashion or at all, the risk that government funding for research and development projects is less than expected, the risk that new third-party processors and other components for our systems are not available with the anticipated performance, timing or pricing, the risk that Cray is not able to achieve anticipated gross margin or expense levels and such other risks as identified in Cray’s quarterly report on Form 10-Q for the period ended September 30, 2017, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change Cray’s expectations.

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Cray is a federally registered trademark of Cray Inc. in the United States and other countries.